Exhibit 10.4

FOURTH AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT

     This Fourth Amendment to Severance Compensation Agreement (this “Fourth Amendment”), dated as of the 1st day of July, 2005, is by and between LIN Television Corporation, a Delaware corporation (the “Company”), and Gregory M. Schmidt (the “Executive”).

W I T N E S S E T H:

     WHEREAS, the Company and Executive are parties to that certain Severance Compensation Agreement, dated as of September 5, 1996, as amended on October 1, 1999, August 30, 2000, and October 1, 2002 (the “Agreement”).

     WHEREAS, the Company believes it is in its best interest to reinforce and encourage Executive’s continued disinterested attention and undistracted dedication in the potentially disturbing circumstances of a possible change in control of the Company; and

     WHEREAS, the parties desire to amend the Agreement upon the terms contained herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive each agree as follows:

     1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Severance Agreement.

     2. Amendment to Paragraph (iii) of Definition of Good Reason. Paragraph (iii) of the definition of the term “Good Reason” in Section 1(d) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new paragraph (iii) of the definition of “Good Reason” for purposes of the Agreement:

Executive’s duties, authority and responsibilities or, in the aggregate, the program of retirement and welfare benefits offered to Executive, are materially and adversely diminished, in comparison to the duties, authority, and responsibilities or the program of benefits, in the aggregate, enjoyed by Executive as of (A) the time immediately prior to a Hicks Muse Change in Control or (B) if prior to a Hicks Muse Change in Control, as of July 1, 2005, or Executive is demoted from the position that he held as of (Y) the time immediately prior to such Hicks Muse Change in Control or (Z) if prior to a Hicks Muse Change in Control, as of July 1, 2005; provided, however, that if, subsequent to a Hicks Muse Change in Control, the Executive maintains the same duties, authority and responsibility that he held prior to such Hicks Muse Change in Control, the requirement that the Executive report to officers or the board of parent companies shall not of itself constitute “Good Reason” unless such officers or board take actions that materially and adversely interfere with the business decisions of Executive with respect to those business matters otherwise subject to his authority and responsibilities.

     3. Amendment to Paragraph (iv) of Definition of Good Reason. Paragraph (iv) of the definition of the term “Good Reason” in Section 1(d) of the Agreement shall be deleted in its entirety and, in order to maintain the sequential numbering of the paragraphs in such definition, the following shall be inserted in lieu thereof and shall constitute the new paragraph (iv) of the definition of “Good Reason” for purposes of the Agreement: “[Reserved.]”

     4. Amendment to Section 2 of the Agreement. Section 2 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 2 of the Agreement:

Severance Compensation Trigger. Executive shall be entitled to severance compensation as set forth in Section 3 hereof (“Severance Compensation”) in the event that Executive’s employment is terminated within the “Extension Period” (as defined below) (i) by the Company without Cause, or (ii) by Executive within 90 days after Executive has knowledge of the occurrence of an event constituting Good Reason (clauses (i) or (ii), a “Severance Compensation Trigger”). The “Extension Period” shall be defined as that certain period commencing on the date of this Agreement and ending on the date that is three (3) years following a Hicks Muse Change in Control.

Notwithstanding the foregoing, for purposes of this Section 2, the following events shall not be deemed to be a termination “by the Company without Cause” that would Executive otherwise constitute a Severance Compensation Trigger:

(a) Termination of Executive’s employment by reason of Executive’s death or disability (including, without limitation, illness or injury preventing Executive from performing his duties, as they existed immediately prior to the illness or injury, of a full-time basis for 180 consecutive business days); or

(b) Termination of Executive’s employment by reason of Executive’s retirement (including, without limitation, Executive’s voluntary late, normal or early retirement under a pension plan sponsored by the Company, as defined in such plan).

     5. Amendment to Section 3(a)(i) of the Agreement. Section 3(a)(i) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(a)(i) of the Agreement:

i) In lieu of any further salary or bonus payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive not later than the tenth day following the Date of Termination a lump sum severance payment equal to the sum of:

(x) amount equal to three times (3x) the Executive’s annual base salary in effect on the Date of Termination (the “Base Salary”);

(y) an amount equal to three times (3x):

(1) the amount of the highest bonus compensation paid to the Executive with respect to the last three complete fiscal years, and

(2) the contribution, if any, paid by the Company for the benefit of the Executive to any 401(k) Plan in the last complete fiscal year,

(z) the present value, determined as of the Date of Termination, of the sum of:

(1) all benefits which have accrued to the Executive but have not vested under the LIN Television Corporation Retirement Plan (the “Retirement Plan”) as of the Date of Termination, and

(2) all additional benefits which would have accrued to the Executive under the Retirement Plan if the employee had continued to be employed by the Company on the same terms the Executive was employed on as of the Date of Termination from such Date of Termination to the date 12 months after the Date of Termination.

For purposes of this Section, the present value of a future payment shall be calculated by reference to the actuarial assumptions (including assumptions with respect to interest rates) in use immediately prior to the Hicks Muse Change in Control for purposes of calculating actuarial equivalents under the Retirement Plan.

     6. Amendment to Section 3(a)(ii) of the Agreement. Section 3(a)(ii) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(a)(ii) of the Agreement:

The Company shall provide the Executive for a period commencing on the Date of Termination and ending on the earlier of the third anniversary of the Date of Termination or the Executive’s death (the “Benefits Period”), life, health, disability and accident insurance benefits and the package of “Executive benefits” substantially similar, individually and in the aggregate, to those which the Executive was receiving immediately prior to the Notice of Termination, or immediately prior to a Hicks Muse Change in Control, if greater, including without limitation, transfer of title of a company automobile, medical, dental, vision, life and pension benefits, as if Executive were continuing as an employee of the Company during the Benefits Period, provided, however, that with respect to the provision of insurance benefits during the Benefits Period, Executive shall be obligated to continue to pay that proportion of premiums paid by the Executive immediately prior to such Notice of Termination or Hicks Muse Change in Control, as applicable. The Company shall apply the statutory health care continuation coverage (“COBRA”) provisions as if the Executive were a full-time employee of the Company during the Benefits Period, with the result that (y) the Executive’s spouse and dependents shall be eligible for continued health insurance coverage that is in all respects equivalent to COBRA coverage (“COBRA-Equivalent Coverage”) if an event occurs during the Benefits Period that would have been a “qualifying event” under COBRA had the Executive been an employee of the Company, and (z) the Executive and the Executive’s spouse and dependents shall be eligible for COBRA-Equivalent coverage at the expiration of the Benefits Period and for a period of three years thereafter as if the Executive’s employment with the Company had terminated on the last day of the Benefits Period.

     7. Amendment to Section 3(a)(iii) of the Agreement. Section 3(a)(iii) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(a)(iii) of the Agreement:

With respect to all stock options and stock awards granted to the Executive under the 1998 Stock Option Plan, the 1998 Substitute Stock Option Plan, the 1998 Phantom Stock Plan, and the Amended and Restated 2002 Stock Plan of LIN TV (collectively, the “Options and Awards”) which are not otherwise exercisable or vested on the Date of Termination, such Options and Awards shall be deemed vested and exercisable immediately as of the Date of Termination.

     8. Amendment to Section 3(b) of the Agreement. Section 3(b) of the Agreement shall be shall be deleted in its entirety and the following shall be inserted in lieu thereof and shall constitute the new Section 3(b) of the Agreement:

(b) Notwithstanding anything to the contrary contained herein:

     (i) If the Severance Compensation under this Section 3, either alone or together with other payments to the Executive from the Company (or any portion of such aggregate payment) would constitute an “excess parachute payment” (as defined in Section 280G of the Code), such Severance Compensation shall be increased by a payment sufficient to restore the Executive to the same after-tax position the Executive would have been in if the excise tax had not been imposed.

     (ii) If Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, or any successor thereto or as such may be amended hereafter (“Section 409A”), to the extent necessary to satisfy the requirements of Section 409A, any portion of the Severance Compensation under this Section 3 that shall constitute deferred compensation within the meaning of Section 409A shall not be due and payable to Executive until the date that is six (6) months after the Date of Termination.

     9. Joinder of LIN TV for Purposes of Section 3(a)(iii) of the Agreement. By executing this Fourth Amendment, LIN TV agrees to be, and shall be deemed to be, a party to, and be bound by, the Agreement for purposes of Section 3(a)(iii) of the Agreement (as amended by this Fourth Amendment).

     10. Reaffirmation of the Severance Agreement. Except as expressly provided herein, the Agreement is not amended, modified or affected by this Fourth Amendment, and the Agreement and the rights and obligations of the parties hereto thereunder are hereby ratified and confirmed by the parties in all respects.

     11. Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first written above.

LIN Television Corporation By: Denise M. Parent Vice President-Deputy General Counsel	Executive By: Gregory M. Schmidt

For purposes of Section 9 of this Fourth Amendment (and Section
3(a)(iii) of the Agreement):

LIN TV Corp.

By:

Denise M. Parent

Vice President-Deputy General Counsel